Exhibit 99.1

FOR IMMEDIATE RELEASE

JAMES RIVER GROUP HOLDINGS REPORTS 2016 THIRD QUARTER RESULTS:

EARNINGS PER SHARE OF $0.71 PER DILUTED SHARE

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NET OPERATING EARNINGS PER SHARE OF $0.72 PER DILUTED SHARE

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12.7% AND 12.6% GROWTH IN NET INCOME AND OPERATING EARNINGS

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21.4% GROWTH IN E&S SEGMENT GROSS WRITTEN PREMIUMS

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SUBSTANTIAL GROWTH IN SPECIALTY ADMITTED SEGMENT GROSS WRITTEN PREMIUMS

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INCREASES QUARTERLY DIVIDEND TO $0.30 PER SHARE

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DECLARES A $1.35 PER SHARE SPECIAL DIVIDEND

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Pembroke, Bermuda, November 2, 2016—James River Group Holdings, Ltd. (NASDAQ:JRVR) today announced financial results for the third quarter and nine months ended September 30, 2016.

J. Adam Abram, Chairman and Chief Executive Officer of James River Group Holdings, Ltd. commented, “The combination of underwriting focus, expense discipline and new product development is continuing to produce strong returns for our Company. As a result, we delivered a 93.7% combined ratio for the quarter with a 3.1% increase in tangible equity per share. Our low volatility model continues to generate consistent returns.”

“Our profitable growth permitted our Board to increase our quarterly dividend to $0.30 per share and to supplement this quarter’s dividend with an additional special dividend of $1.35 per share to be paid in the fourth quarter.”

Significant factors for the third quarter of 2016 include:

•	Each of the Company’s operating segments made an underwriting profit;
•	Fully diluted earnings per share of $0.71 compared to $0.64 in the prior year;
•	Diluted operating earnings per share of $0.72 compared to $0.65 in the prior year;
•	Net income of $21.4 million compared to $19.0 million in the prior year;
•	Net operating income of $21.6 million compared to $19.2 million in the prior year;
•	An expense ratio of 31.1% compared to 34.7% in the prior year;

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

•	A combined ratio of 93.7% compared to 89.0% in the prior year;
•	Favorable reserve development of $5.3 million compared to $9.6 million in the prior year (representing a 4.0 point and 7.8 point reduction of our loss and combined ratio, respectively);
•	Gross written premiums of $260.2 million, as follows:

	Three Months Ended September 30,
($ in thousands)	2016	2015	Change
Excess and Surplus Lines	$ 99,882	$ 82,249	21.4%
Specialty Admitted Insurance	56,119	22,898	145.1%
Casualty Reinsurance	104,165	43,089	141.7%
	$ 260,166	$ 148,236	75.5%

•	Net written premiums of $205.1 million, as follows:

	Three Months Ended September 30,
($ in thousands)	2016	2015	Change
Excess and Surplus Lines	$ 86,193	$ 68,731	25.4%
Specialty Admitted Insurance	14,774	11,110	33.0%
Casualty Reinsurance	104,174	43,087	141.8%
	$ 205,141	$ 122,928	66.9%

•	Our net premium retention decreased from 82.9% to 78.9% on a quarter-over-quarter basis as our fronting and program business continues to grow, the majority of which is ceded to third party reinsurers. Specifically, we ceded 73.7% of our Specialty Admitted Insurance segment’s business this quarter and 13.7% of our Excess and Surplus premiums.

Significant factors for the nine-month period ended September 30, 2016 include:

•	Each of the Company’s operating segments made an underwriting profit;
•	Fully diluted earnings per share of $1.64 compared to $1.40 in the prior year;
•	Diluted operating earnings per share of $1.61 compared to $1.48 in the prior year;
•	Net income of $48.8 million compared to $40.8 million in the prior year;
•	Net operating income of $48.1 million compared to $43.2 million in the prior year;
•	An expense ratio of 31.9% compared to 34.1% in the prior year;
•	A combined ratio of 95.2% compared to 94.6% in the prior year;
•	Favorable reserve development of $14.7 million compared to $14.6 million in the prior year (representing a 4.0 point and 4.2 point reduction of our loss and combined ratio, respectively);
•	Gross written premiums of $563.9 million, as follows:

	Nine Months Ended September 30,
($ in thousands)	2016	% of Total	2015	% of Total	Change
Excess and Surplus Lines	$ 279,417	49.6%	$ 235,384	50.8%	18.7%
Specialty Admitted Insurance	119,007	21.1%	61,755	13.3%	92.7%
Casualty Reinsurance	165,484	29.3%	166,366	35.9%	(0.5)%
	$ 563,908	100.0%	$ 463,505	100.0%	21.7%

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

•	Net written premiums of $445.1 million, as follows:

	Nine Months Ended September 30,
($ in thousands)	2016	% of Total	2015	% of Total	Change
Excess and Surplus Lines	$ 239,618	53.8%	$ 191,951	49.2%	24.8%
Specialty Admitted Insurance	39,499	8.9%	31,751	8.1%	24.4%
Casualty Reinsurance	165,983	37.3%	166,699	42.7%	(0.4)%
	$ 445,100	100.0%	$ 390,401	100.0%	14.0%

•	Our net premium retention decreased from 84.2% to 78.9% on a year-over-year basis as our fronting and program business continues to grow, the majority of which is ceded to third party reinsurers. Specifically, we ceded 66.8% of our Specialty Admitted Insurance segment’s business this year and 14.2% of our Excess and Surplus premiums.

The combined ratio for the quarter ended September 30, 2016 was 93.7% which compares to 89.0% in the prior year. For the nine months ended September 30, 2016, our combined ratio was 95.2% which compares to 94.6% in the prior year.

The loss ratio for the quarter ended September 30, 2016 was 62.6% which compares to 54.4% in the prior year. For the nine months ended September 30, 2016, the loss ratio was 63.3% compared to 60.5% in the prior year. The increase in the loss ratio for the quarter was due to less favorable reserve development as explained in the paragraph below, as well as higher accident year loss picks for newer business lines such as commercial auto, where we have a higher initial loss pick but also a lower expense ratio than our Excess and Surplus Lines Segment as a whole. The increase in the loss ratio for the year to date was also primarily due to the higher initial loss picks for newer business lines, which have the aforementioned lower expense ratio.

Results for the quarter ended September 30, 2016 include favorable prior year reserve development of $5.3 million, representing 4.0 combined ratio points, compared to favorable reserve development of $9.6 million in the third quarter of 2015, representing 7.8 combined ratio points. After-tax, favorable reserve development for the quarter was $4.6 million ($8.3 million in the prior year). Year-to-date, 2016 includes favorable prior year reserve development of $14.7 million ($13.0 million on an after-tax basis) representing 4.0 combined ratio points. For the nine months ended September 30, 2015, favorable reserve development was $14.6 million ($12.4 million on an after-tax basis) representing 4.2 combined ratio points. Of note are the percentage of net IBNR to total reserves, which grew from 68.0% at December 31, 2015 to 69.0% at September 30, 2016, and the accident year loss ratio, which increased from 64.7% for the nine months ended September 30, 2015 to 67.3% for the nine months ended September 30, 2016.

The pre-tax reserve development by segment was as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
	(in thousands)
Excess and Surplus Lines	$ 5,774	$ 10,073	$ (4,299)	$ 13,778	$ 18,447	$ (4,669)
Specialty Admitted Insurance	1,571	1,970	(399)	2,499	2,166	333
Casualty Reinsurance	(2,012)	(2,458)	446	(1,529)	(6,021)	4,492
	$ 5,333	$ 9,585	$ (4,252)	$ 14,748	$ 14,592	$ 156

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

The expense ratio for the quarter ended September 30, 2016 was 31.1% which compares to 34.7% in the prior year. For the nine months ended September 30, 2016, our expense ratio was 31.9% which compares to 34.1% in the prior year. The downward trend in our expense ratio is a result of scale, increasing fee income, and the lower expense ratio for some of our new business lines as mentioned above.

Tangible equity value increased 3.1% for the third quarter of 2016 from $508.8 million at June 30, 2016 to $524.9 million at September 30, 2016. The increase primarily reflects net income of $21.4 million offset by $1.7 million in other comprehensive loss and $5.9 million of dividends during the third quarter of 2016. Tangible equity per share was $18.03 at September 30, 2016.

On a year-to-date basis, tangible equity increased 14.2% from $459.7 million at December 31, 2015 to $524.9 million at September 30, 2016, resulting primarily from $48.8 million of net income and $26.7 million of other comprehensive income offset by $17.6 million of dividends.

Net investment income for the third quarter of 2016 was $15.8 million which compares to $9.5 million for the same period in 2015. On a year-to-date basis, net investment income for 2016 was $38.6 million which compares to $34.5 million for the same period in 2015. The details of the change in our net investment income are as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
	($ in thousands)
Renewable Energy Investments	$ 2,745	$ (659)	-	$ 1,976	$ 3,956	(50.1)%
Other Private Investments	2,034	32	-	4,491	1,628	175.9%
All Other Net Investment Income	11,018	10,137	8.7%	32,155	28,912	11.2%
Total Net Investment Income	$15,797	$ 9,510	66.1%	$ 38,622	$ 34,496	12.0%

Our annualized gross investment yield on average fixed maturity securities for the three and nine months ended September 30, 2016 was 3.4% for both periods and the average duration of our portfolio was 3.6 years at the quarter-end.

During the third quarter, we recognized $210,000 of pre-tax net realized gains ($17,000 of losses in the same period in 2015). Year-to-date, we have recognized $2.4 million in pre-tax net realized gains ($2.5 million of realized losses in the same period in 2015).

Generally, our effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. Our tax rate for the three months ended September 30, 2016 and 2015 was 4.1% and 9.8%, respectively. For the nine months ended September 30, 2016 and 2015, our tax rate was 6.5% and 9.4%, respectively. The tax rate in the third quarter of 2016 was favorably impacted by higher than expected deductions on certain compensation expense items and the tax jurisdictions where we earned our profits.

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

Dividend

The Company announced that its Board of Directors had increased its cash dividend to $0.30 per common share. This dividend is payable on Thursday, December 29, 2016 to all shareholders of record on Friday, December 16, 2016.

Special Dividend

The Company also announced that its Board of Directors declared a cash dividend of $1.35 per common share. This dividend is payable on Thursday, December 29, 2016 to all shareholders of record on Friday, December 16, 2016.

Guidance

The Company has reaffirmed its guidance to achieve a 12.0% or better operating return on average tangible equity and a combined ratio of between 92% and 95% for 2016.

Conference Call

James River Group Holdings will hold a conference call to discuss this press release tomorrow, November 3, 2016, at 9:00 a.m. Eastern time. Investors may access the conference call by dialing (877) 930-8055 Conference ID# 93514437 or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available at both the number above and the website until 11:00am (Eastern Standard Time) on December 3, 2016.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: losses exceeding reserves or amounts of reinsurance purchased by the Company; loss of key members of our management or employees; adverse economic factors; a decline in our financial strength; loss of a group of brokers or agents that generate significant portions of our business; loss of a customer that generates a significant portion of our business; additional government or market regulation; a failure of any loss limitation or exclusions employed by the Company or from emerging claim and coverage issues; losses in our investment portfolio; potentially becoming subject to United States taxation and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

Non-GAAP Financial Measures

In presenting James River Group Holdings’ results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including underwriting profit, net operating income and tangible equity are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

For more information contact:

Robert Myron

President and Chief Operating Officer

441-278-4583

InvestorRelations@jrgh.net

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(Unaudited)

	September 30, 2016	December 31, 2015
	($ in thousands, except for share amounts)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$978,034	$899,660
Fixed maturity securities, trading	5,068	5,046
Equity securities, available-for-sale	89,708	74,111
Bank loan participations, held-for-investment	211,355	191,700
Short-term investments	23,256	19,270
Other invested assets	52,432	54,504
Total invested assets	1,359,853	1,244,291

Cash and cash equivalents	90,873	106,406
Accrued investment income	7,438	8,068
Premiums receivable and agents’ balances	280,462	176,685
Reinsurance recoverable on unpaid losses	156,286	131,788
Reinsurance recoverable on paid losses	6,561	11,298
Deferred policy acquisition costs	74,929	60,754
Goodwill and intangible assets	220,912	221,359
Other assets	150,597	94,848
Total assets	$2,347,911	$2,055,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$874,662	$785,322
Unearned premiums	414,009	301,104
Senior debt	88,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	35,508	29,476
Other liabilities	85,612	66,202
Total liabilities	1,602,146	1,374,459

Total shareholders’ equity	745,765	681,038
Total liabilities and shareholders’ equity	$2,347,911	$2,055,497

Tangible equity	$524,853	$459,679
Total shareholders’ equity per common share Outstanding	$25.61	$23.53
Tangible equity per common share outstanding	$18.03	$15.88
Common shares outstanding at end-of-period	29,116,496	28,941,547
Debt to total capitalization ratio	20.5%	22.0%

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Income Statement Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$260,166	$148,236	$563,908	$463,505
Net written premiums	$205,141	$122,928	$445,100	$390,401

Net earned premiums	$133,149	$122,705	$368,834	$345,776
Net investment income	15,797	9,510	38,622	34,496
Net realized investment gains (losses)	210	(17)	2,376	(2,473)
Other income	2,209	925	7,373	2,018
Total revenues	151,365	133,123	417,205	379,817

EXPENSES
Losses and loss adjustment expenses	83,326	66,718	233,491	209,133
Other operating expenses	43,579	43,387	124,732	119,764
Other expenses	(43)	69	36	207
Interest expense	2,079	1,769	6,294	5,217
Amortization of intangible assets	149	149	447	447
Total expenses	129,090	112,092	365,000	334,768
Income before taxes	22,275	21,031	52,205	45,049
Income tax expense	(909)	(2,070)	(3,406)	(4,222)
NET INCOME	$21,366	$18,961	$48,799	$40,827
NET OPERATING INCOME	$21,594	$19,177	$48,097	$43,230

EARNINGS PER SHARE
Basic	$0.73	$0.66	$1.68	$1.43
Diluted	$0.71	$0.64	$1.64	$1.40

NET OPERATING INCOME PER SHARE
Basic	$0.74	$0.67	$1.66	$1.51
Diluted	$0.72	$0.65	$1.61	$1.48

Weighted-average common shares outstanding:
Basic	29,101,550	28,735,087	29,030,284	28,608,398
Diluted	29,935,152	29,418,251	29,834,686	29,244,520
Cash dividends declared per common share	$0.20	$0.16	$0.60	$0.48

Ratios:
Loss ratio	62.6%	54.4%	63.3%	60.5%
Expense ratio	31.1%	34.7%	31.9%	34.1%
Combined ratio	93.7%	89.0%	95.2%	94.6%
Accident year loss ratio	66.6%	62.2%	67.3%	64.7%

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

James River Group Holdings, Ltd. and Subsidiaries

Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

	($ in thousands)

Gross written premiums	$99,882	$82,249	21.4%	$279,417	$235,384	18.7%
Net written premiums	$86,193	$68,731	25.4%	$239,618	$191,951	24.8%

Net earned premiums	$81,672	$65,804	24.1%	$217,742	$178,071	22.3%
Losses and loss adjustment expenses	(50,733)	(32,853)	54.4%	(137,457)	(101,383)	35.6%
Underwriting expenses	(18,531)	(15,904)	16.5%	(48,890)	(46,429)	5.3%
Underwriting profit (a), (b)	$12,408	$17,047	(27.2)%	$31,395	$30,259	3.8%

Ratios:
Loss ratio	62.1%	49.9%		63.1%	56.9%
Expense ratio	22.7%	24.2%		22.5%	26.1%
Combined ratio	84.8%	74.1%		85.6%	83.0%
Accident year loss ratio	69.2%	65.2%		69.5%	67.3%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fee income of $2.1 million and $(595,000) for the three months ended September 30, 2016 and 2015, respectively, and $7.2 million and $1.8 million for the respective nine month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

	($ in thousands)

Gross written premiums	$56,119	$22,898	145.1%	$119,007	$61,755	92.7%
Net written premiums	$14,774	$11,110	33.0%	$39,499	$31,751	24.4%

Net earned premiums	$13,204	$10,743	22.9%	$36,816	$30,448	20.9%
Losses and loss adjustment expenses	(7,978)	(6,448)	23.7%	(22,058)	(18,377)	20.0%
Underwriting expenses	(4,524)	(3,833)	18.0%	(13,456)	(11,565)	16.4%
Underwriting profit (a), (b)	$702	$462	51.9%	$1,302	$506	157.3%

Ratios:
Loss ratio	60.4%	60.0%		59.9%	60.4%
Expense ratio	34.3%	35.7%		36.5%	38.0%
Combined ratio	94.7%	95.7%		96.5%	98.3%
Accident year loss ratio	72.3%	78.4%		66.7%	67.5%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fee income of $938,000 and $404,000 for the three months ended September 30, 2016 and 2015, respectively, and $2.5 million and $1.2 million for the respective nine month periods. These amounts are included in “Other operating expenses” in our Condensed Consolidated Income Statements.

CASUALTY REINSURANCE

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change

	($ in thousands)

Gross written premiums	$104,165	$43,089	141.7%	$165,484	$166,366	(0.5)%
Net written premiums	$104,174	$43,087	141.8%	$165,983	$166,699	(0.4)%

Net earned premiums	$38,273	$46,158	(17.1)%	$114,276	$137,257	(16.7)%
Losses and loss adjustment expenses	(24,615)	(27,417)	(10.2)%	(73,976)	(89,373)	(17.2)%
Underwriting expenses	(13,525)	(18,465)	(26.8)%	(39,627)	(46,973)	(15.6)%
Underwriting profit (a)	$133	$276	(51.8)%	$673	$911	(26.1)%

Ratios:
Loss ratio	64.3%	59.4%		64.7%	65.1%
Expense ratio	35.3%	40.0%		34.7%	34.2%
Combined ratio	99.7%	99.4%		99.4%	99.3%
Accident year loss ratio	59.1%	54.1%		63.4%	60.7%

(a) See "Reconciliation of Non-GAAP Measures."

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and of the whole Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on the underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	($ in thousands)
Underwriting profit of the operating segments:
Excess and Surplus Lines	$12,408	$17,047	$31,395	$30,259
Specialty Admitted Insurance	702	462	1,302	506
Casualty Reinsurance	133	276	673	911
Total underwriting profit of operating segments	13,243	17,785	33,370	31,676
Other operating expenses of the Corporate and Other segment	(4,870)	(4,324)	(15,597)	(12,958)
Underwriting profit (a)	8,373	13,461	17,773	18,718
Net investment income	15,797	9,510	38,622	34,496
Net realized investment gains (losses)	210	(17)	2,376	(2,473)
Other income and expenses	123	(5)	175	(28)
Interest expense	(2,079)	(1,769)	(6,294)	(5,217)
Amortization of intangible assets	(149)	(149)	(447)	(447)
Consolidated income before taxes	$22,275	$21,031	$52,205	$45,049

(a)	Included in underwriting results for the three months ended September 30, 2016 and 2015 is fee income of $3.1 million and $(191,000) respectively, and $9.7 million and $3.1 million for the respective nine month periods.

Net Operating Income

We define net operating income as net income excluding net realized investment gains and losses, expenses related to due diligence for various merger and acquisition activities, costs associated with our initial public offering, severance costs associated with terminated employees, impairment charges on goodwill and intangible assets and gains on extinguishment of debt. We use net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and nine months ended September 30, 2016 and 2015, respectively, reconciles to our net operating income as follows:

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JRVR Announces Third Quarter and Year-to-Date 2016 Results

	Three Months Ended September 30,
	2016		2015
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	($ in thousands)
Income as reported	$22,275	$21,366	$21,031	$18,961
Net realized investment (gains) losses	(210)	56	17	63
Other expenses	(43)	(28)	69	45
Interest expense on leased building the Company is deemed to own for accounting purposes	308	200	166	108
Net operating income	$22,330	$21,594	$21,283	$19,177

	Nine Months Ended September 30,
	2016		2015
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	($ in thousands)
Income as reported	$52,205	$48,799	$45,049	$40,827
Net realized investment (gains) losses	(2,376)	(1,508)	2,473	1,946
Other expenses	36	91	207	135
Interest expense on leased building the Company is deemed to own for accounting purposes	1,100	715	496	322
Net operating income	$50,965	$48,097	$48,225	$43,230

Tangible Equity and Tangible Equity per Share

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2016, June 30, 2016 and December 31, 2015.

	September 30, 2016		June 30, 2016		December 31, 2015
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$745,765	$25.61	$729,898	$25.09	$681,038	$23.53
Goodwill and intangible assets	220,912	7.58	221,061	7.60	221,359	7.65
Tangible equity	$524,853	$18.03	$508,837	$17.49	$459,679	$15.88

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